NORTHERN TIER ENERGY LP
2012 LONG TERM INCENTIVE PLAN

RESTRICTED UNIT AGREEMENT

(Time-Based)

Executive:	David L. Lamp	Date of Grant:	March 1, 2014	Number of Restricted Units:	400,000
This Restricted Unit Agreement (this “Agreement”) is made as of the date written above (the “Date of Grant”) between Northern Tier Energy LP, a Delaware limited partnership (the “Partnership”), and David L. Lamp (“Executive”) pursuant to the terms and conditions of the Northern Tier Energy LP 2012 Long Term Incentive Plan (the “Plan”). Executive acknowledges receipt of a copy of the Plan, and agrees that the terms and provisions of the Plan, including any future amendments thereto, shall be deemed a part of this Agreement as if fully set forth herein. Capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.
WHEREAS, the Partnership, acting through the Board, has adopted the Plan to, among other things, attract, retain and motivate certain employees, executives and directors of the Partnership, the General Partner, Northern Tier Energy LLC, a Delaware limited liability company (“NTE”), and their respective Affiliates (each, a “Company Entity” and, collectively, the “Company Entities”); and
WHEREAS, the Partnership desires to grant to Executive on the terms and conditions set forth herein and in the Plan, and Executive desires to accept on such terms and conditions, the number of Restricted Units set forth herein.
NOW, THEREFORE, in consideration of Executive’s agreement to provide or to continue providing services for the benefit of the Company Entities, the Partnership and Executive agree as follows:
1.Grant of Restricted Units. The Partnership hereby grants to Executive, effective as of the Date of Grant, the number of Restricted Units written above, subject to all of the terms and conditions set forth in the Plan and in this Agreement (the “Restricted Units”).
2.    Forfeiture Restrictions. The Restricted Units may not be sold, assigned, pledged, exchanged, hypothecated, or otherwise transferred, encumbered, or disposed of to the extent then subject to the Forfeiture Restrictions (as defined below). The prohibition against transfer and the obligation to forfeit the Restricted Units to the Partnership upon termination of employment are referred to herein as the “Forfeiture Restrictions”.
3.    Rights of Executive. The Restricted Units shall be evidenced either (%2) by certificates issued in Executive’s name that are retained by the Partnership until the Restricted Units

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are no longer subject to the Forfeiture Restrictions or are forfeited or (%2) in book entry form by the Partnership’s transfer agent with a notation that they are subject to restrictions. Notwithstanding the foregoing, Executive shall have all voting rights, if any, with respect to the Restricted Units and the right to receive any Unit Distribution Rights thereon. Any Unit Distribution Rights payments will be made subject to the same forfeiture and other restrictions as the underlying Restricted Unit, and if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the Unit Distribution Rights being paid or forfeited at the same time, as the case may be. No interest will accrue on any Unit Distribution Rights between the issuance of the distribution to Unit holders generally and the settlement of the Unit Distribution Right. Notwithstanding the preceding provisions of this Section 3, the Restricted Units shall be subject to all of the restrictions described herein and in the Plan, including, without limitation, the Forfeiture Restrictions.
4.    Vesting of Restricted Units. Except as otherwise provided in this Agreement, the Restricted Units shall vest in accordance with the vesting schedule set forth in the following table, provided that Executive remains continuously employed by a Company Entity and complies with the covenants set forth in Section 8 from the Date of Grant through each vesting date set forth below (each, a “Vesting Date”):

Vesting Dates	Cumulative Vested Percentage
Date of Grant	33 1/3%
December 31, 2015	66 2/3%
December 31, 2016	100%
If, on any Vesting Date, the application of the vesting schedule set forth above results in a fractional Restricted Unit becoming vested, the number of Restricted Units vesting on such date shall be rounded up to the next whole number of Restricted Units. Restricted Units that have become vested pursuant to the schedule above are referred to herein as “Vested Units”.
5.    Termination and Change in Control.
(a)    Voluntary Termination and Termination for Cause. In the event that Executive’s employment with the Company Entities is (%3) voluntarily terminated by Executive (other than for Good Reason (as defined below)), or (%3) terminated by any of the Company Entities for Cause (as defined below), in either case, prior to the time that the Restricted Units have become Vested Units, any unvested Restricted Unit shall be forfeited immediately without consideration.
(b)    Termination of Employment due to Death, Disability, without Cause or for Good Reason. In the event that Executive’s employment with the Company Entities is terminated after December 31, 2014 due to (%3) Executive’s death or Disability (as defined below), (%3) termination by any of the Company Entities without Cause or (%3) termination by Executive for Good Reason, in each case, prior to the time that the Restricted Units have become Vested Units, subject to Executive’s continued compliance with the covenants set forth in Section 8 and Executive’s execution and delivery of a timely and effective release

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of claims in a form provided by the Partnership, the tranche of Restricted Units that would have become Vested Units upon the Vesting Date that immediately follows the date of Executive’s termination of employment will be immediately accelerated and become Vested Units.
(c)    Termination of Employment in Connection with a Change of Control. In the event that Executive’s employment with the Company Entities is terminated by the Company Entities without Cause or by Executive for Good Reason, in either case, within the 24-month period immediately following the consummation of a Change in Control, subject to Executive’s continued compliance with the covenants set forth in Section 8 and Executive’s execution and delivery of a timely and effective release of claims, in a form provided by the Partnership, unvested Restricted Units shall immediately be accelerated and become Vested Units.
(d)    Definitions. For purposes of this Section 5, the terms “Cause”, “Change in Control”, “Disability” and “Good Reason” shall have the meanings assigned to such terms in the Change in Control Agreement, dated ____________, 2014, between NTE and Executive (the “Individual Agreement”).
6.    Transferability and Assignment. This Agreement and the Restricted Units granted hereunder shall not be transferable by Executive other than by will or the laws of descent and distribution. Any purported transfer, assignment, alienation, pledge, hypothecation, attachment, sale, transfer or encumbrance shall be null, void and unenforceable against the Company Entities.
7.    Delivery and Status of Units and Unit Distribution Rights. Promptly following the expiration of the restrictions on the Restricted Units as contemplated by this Agreement, subject to the remainder of this Section 7, the Partnership shall cause to be issued and delivered to Executive the number of Vested Units as to which all restrictions have lapsed, free of any restrictive legend relating to the lapsed restrictions, and shall pay to Executive any previously unpaid Unit Distribution Rights, if any, with respect to such delivered Units. Executive agrees that any Vested Units that he acquires upon vesting of the Restricted Units will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws, the Plan or the rules, regulations and other requirements of the SEC and any stock exchange upon which the Units are then listed. Executive also agrees that (%2) any certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (%2) the Partnership may refuse to register the transfer of the Units acquired under this award with the Partnership’s transfer agent if such proposed transfer would, in the opinion of counsel satisfactory to the Partnership, constitute a violation of any applicable securities law, and (%2) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this award. In addition to the terms and conditions provided herein, the Partnership may require that Executive make such covenants, agreements, and representations as the Committee, in its sole discretion, deems advisable in order to comply with any such laws, rules, regulations, or requirements.

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8.    Restrictive Covenants.
(a)    Nondisparagement. Executive agrees that at no time during Executive’s employment with the Company Entities or thereafter shall Executive make, or cause or assist any other person or entity to make, any statement or other communication to any third party, reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/internet format or any other medium) that impugns or attacks, or is otherwise critical of, the reputation, business or character of the Company Entities or any of their respective directors, officers, shareholders, unitholders, limited partners or employees.
(b)    Nondisclosure of Confidential Information. Executive agrees that at no time during Executive’s employment with the Company Entities or thereafter shall Executive disclose to any other person (except as required by applicable law or regulation or in connection with the reasonable performance of Executive’s duties and responsibilities to the Company Entities), or use for Executive’s own benefit or gain, any Confidential Information. For purposes hereof, “Confidential Information” shall mean information (in whatever form) of the Partnership or any other Company Entity that is generally not known to the public and that is not publicly available and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including, without limitation, trade secrets or proprietary information, financial information, operating budgets, strategic plans, research methods, personnel data, or projects or plans, in each case, received by Executive in the course of Executive’s employment with the Company Entities or obtained by Executive incident to Executive’s employment with the Company Entities. Notwithstanding the preceding, the term “Confidential Information” shall not include any information that is or becomes available from public sources or in the public domain, through no fault of Executive, received at any time from any third party without breach of a non-disclosure obligation to the Company Entities, readily discernible from publicly-available products or literature, or approved for disclosure by prior written permission of the Board or that was within Executive’s possession prior to the date hereof.
(c)    Non-Solicitation. During Executive’s employment with the Company Entities and during the 12-month period immediately following the Termination Date, Executive will not, directly or indirectly, whether as an owner, partner, shareholder, unitholder, limited partner, consultant, agent, employee, co-venturer or otherwise, or through any other “person” (which, for purposes of this Section 8(c), shall mean an individual, a corporation, a partnership, an association, a joint-stock company, a trust, any unincorporated organization, or a government or political subdivision thereof), hire or attempt to hire any employee of a Company Entity or any person who was an employee of any Company Entity at any time during the 12-month period immediately prior to the Termination Date (together the “Covered Employees”), assist in such hiring by any other person, encourage any such Covered Employee to terminate his or her relationship with the Company Entities; provided, however, that the foregoing provision shall not prohibit (i) Executive from soliciting for employment or hiring any Covered Employee whose employment with the Company Entities

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has been terminated by the Company Entities without cause or (ii) solicitations made by Executive to the public or to employees in any or all of the refining, terminaling, pipeline transportation or retail marketing segments of the petroleum refining and marketing industry generally and not specifically to Covered Employees. “Termination Date” shall have the meaning assigned to such term in the Individual Agreement.
(d)    The parties agree that any breach of the covenants contained in or incorporated by reference into this Section 8 would irreparably injure the Company Entities. Accordingly, Executive agrees that, the Company Entities may, in addition to pursuing any other remedies they may have in law or in equity, obtain an injunction against Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by Executive.
(e)    Executive agrees that, in the event of a breach of the covenants contained in this Section 8 by Executive following Executive’s termination of employment that Executive has failed to cure (if susceptible to cure) to the Partnership’s satisfaction within 30 days following the date on which Executive receives written notice of such breach from the Partnership, the Partnership may, in addition to pursuing any other remedies it may have in law or in equity, not vest the Restricted Units and cause them to be forfeited immediately without consideration.
9.    Tax Withholding. The Company Entities shall have the authority and the right to deduct or withhold, or to require Executive to remit to a Company Entity, an amount sufficient to satisfy all applicable federal, state and local taxes (including Executive’s employment tax obligations) required by law to be withheld with respect to any taxable event arising in connection with the Restricted Units and the Unit Distribution Rights thereon. In satisfaction of the foregoing requirement, unless either (%2) other arrangements have been made that are acceptable to the applicable Company Entity or (%2) with the consent of the Board or a committee of the Board that is composed solely of two or more “Non-Employee Directors” within the meaning of Rule 16b-3, Executive shall surrender the number of Units otherwise issuable to him having a fair market value equal to the sums required to be withheld by the applicable Company Entity. In the event that Units that would otherwise be issued in respect of the Restricted Units are surrendered to satisfy such withholding obligations, the number of Units that shall be so surrendered shall be limited to the number of Units that have a Fair Market Value on the date of such surrender equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.
10.    General Provisions.
(a)    Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and all decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon Executive and the Partnership. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

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(b)    No Effect on Service. Nothing in this Agreement or in the Plan shall be construed as giving Executive the right to be retained in the employ or service of the Company Entities. Furthermore, the Company Entities may at any time dismiss Executive from employment free from any liability or any claim under the Plan or this Agreement, unless otherwise expressly provided in the Plan, this Agreement or other written agreement.
(c)    Tax Consultation. None of the Board, the Committee or the Company Entities has made any warranty or representation to Executive with respect to the income tax consequences of the grant or vesting of the Restricted Units or the transactions contemplated by this Agreement, and Executive represents that he is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Executive represents that he has consulted with any tax consultants that Executive deems advisable in connection with the Restricted Units. Executive may, at Executive’s discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”), and a form of a Section 83(b) Election has been attached to this Agreement as Exhibit A for Executive’s convenience. Executive acknowledges that the filing of a Section 83(b) Election is extremely time sensitive and, if Executive decides to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where Executive files his Internal Revenue Service tax returns WITHIN 30 DAYS OF THE Date of Grant. In the event that Executive makes a Section 83(b) Election, Executive shall promptly provide a copy of the Section 83(b) Election form to the Partnership. Executive further agrees to indemnify and hold each Company Entity harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from the for any actions or inactions of Executive with respect to the tax consequences of the Restricted Units.
(d)    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
(e)    Successors. This Agreement shall be binding upon Executive, Executive’s legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.
(f)    Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Restricted Units granted hereby. Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.
(g)    Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

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(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which when taken together shall constitute one agreement.
(i)    Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of law principles thereof.
(j)    Gender. Words used in the masculine shall apply to the feminine where applicable, and wherever the context of this Agreement dictates, the plural shall be read as the singular and the singular as the plural.
(k)    Amendments, Suspension and Termination. This Agreement may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee (i) to the extent permitted by the Plan, (ii) to the extent necessary to comply with applicable laws and regulations or to conform the provisions of this Agreement to any changes thereto or (iii) to settle the Restricted Units pursuant to all applicable provisions of the Plan. Except as provided in the preceding sentence, this Agreement cannot be modified, altered or amended in any way that is adverse to Executive except by a written agreement signed by both the Partnership and Executive.
(l)    Insider Trading Policy. The terms of the Partnership’s insider trading policy with respect to Units are incorporated herein by reference.
(m)    Clawback. Notwithstanding any provisions in the Plan or this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement or the sale of the Units granted hereunder shall be subject to a clawback or other recovery by the Company Entities to the extent necessary to comply with applicable law including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule.
(n)    Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Executive agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Partnership may be required to deliver (including, without limitation, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered by the Partnership. Electronic delivery may be via a Partnership electronic mail system or by reference to a location on a Partnership intranet to which Executive has access. Executive hereby consents to any and all procedures the Partnership has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Partnership may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.
11.    Dispute Resolution. Any dispute, controversy or claim arising out of or in relation to or connection to this Agreement, including without limitation any dispute as to the

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construction, validity, interpretation, enforceability or breach of this Agreement, shall be exclusively and finally settled by arbitration, and any party may submit such dispute, controversy or claim to arbitration.
(a)    Arbitrators. The arbitration shall be heard and determined by one arbitrator, who shall be impartial and who shall be selected by mutual agreement of the parties; provided, however, that if the dispute involves more than $1,000,000, then the arbitration shall be heard and determined by three arbitrators. If three arbitrators are necessary as provided above, then (i) each side shall appoint an arbitrator of its choice within 30 days of the submission of a notice of arbitration and (ii) the party-appointed arbitrators shall in turn appoint a presiding arbitrator of the tribunal within 30 days following the appointment of the last party-appointed arbitrator. If (x) the parties cannot agree on the sole arbitrator, (y) one party refuses to appoint its party-appointed arbitrator within said 30-day period or (z) the party-appointed arbitrators cannot reach agreement on a presiding arbitrator of the tribunal, then the appointing authority for the implementation of such procedure shall be the United States District Judge having jurisdiction over this matter, who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. If the United States District Judge having jurisdiction over this matter refuses or fails to act as the appointing authority within 90 days after being requested to do so, then the appointing authority shall be the Chief Executive Officer of Judicial Arbitration and Mediation Services (“JAMS”), who shall appoint an independent arbitrator who does not have any financial interest in the dispute, controversy or claim. All decisions and awards by the arbitration tribunal shall be made by majority vote.
(b)    Proceedings. Unless otherwise expressly agreed in writing by the parties to the arbitration proceedings
(i)    The arbitration proceedings shall be held in Tempe, Arizona, at a site chosen by mutual agreement of the parties, or if the parties cannot reach agreement on a location within 30 days of the appointment of the last arbitrator, then at a site chosen by the arbitrators;
(ii)    The arbitrators shall be and remain at all times wholly independent and impartial;
(iii)    The arbitration proceedings shall be conducted in accordance with the Rules of Practice and Procedure of JAMS, as amended from time to time;
(iv)    Any procedural issues not determined under the arbitral rules selected pursuant to Section 11(b)(iii) above shall be determined by the law of the place of arbitration, other than those laws which would refer the matter to another jurisdiction;
(v)    The costs of the arbitration proceedings (including attorneys’ fees and costs) shall be borne in the manner determined by the arbitrators;

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(vi)    The decision of the arbitrators shall be reduced to writing; final and binding without the right of appeal; the sole and exclusive remedy regarding any claims, counterclaims, issues or accounting presented to the arbitrators; made and promptly paid in United States dollars free of any deduction or offset; and any costs or fees incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement; and
(vii)    Judgment upon the award may be entered in any court having jurisdiction over the person or the assets of the party owing the judgment or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

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IN WITNESS WHEREOF, the Partnership has caused this Agreement to be executed by its duly authorized officer and Executive has executed this Agreement as of the day and year first above written.

NORTHERN TIER ENERGY LP By: Northern Tier Energy GP LLC, its general partner
By:
Name: Scott D. Weaver
Title: Interim Vice President - Administration

EXECUTIVE

David L. Lamp

Exhibit A
Section 83(b) Election Form
Directions:

1.	Fill in any omitted information on this election form.

2.	Sign and date the form and return one copy electronically to the Secretary of the General Partner.

3.	Mail a copy of the form to the Service Center where you file your Internal Revenue Service tax returns WITHIN 30 DAYS OF THE RECEIPT of the property.

4.	Attach one copy of the form to your income tax return for the calendar year 2014.

Election to Include in
Taxable Income in Year of Transfer Pursuant
to Section 83(b) of the Internal Revenue Code
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code with respect to the property described below and supplies the following information in accordance with the regulations promulgated thereunder:

1.	The name, address and taxpayer identification number of the undersigned are:
Name: David L. Lamp
Address:
Taxpayer Identification Number: ___________________________

2.	Description of the property with respect to which the election is being made:
Restricted common units (“Restricted Units”) of Northern Tier Energy LP (the “Company”)

3.	The date on which the property was transferred is _____, 2014.
The taxable year to which this election relates is calendar year 2014.

4.	Nature of the restrictions to which the property is subject:
The Restricted Units issued to the taxpayer are currently subject to a risk of forfeiture. This risk of forfeiture will lapse in accordance with the applicable vesting schedule and subject to any additional forfeiture or acceleration provisions associated with the Restricted Units.

5.
The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) of the property with respect to which this election is being made is $_______________.

6.	The amount paid by the taxpayer for said property is $0.

7.	A copy of this statement has been furnished to the Company as provided in Treasury Regulation Section 1.83-2(d).

Date: ____________, 2014
David L. Lamp

Date: ____________, 2014
Taxpayer’s Spouse

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